Exhibit 99.1

News Release

[LOGO APPEARS HERE]	AmerisourceBergen Corporation P.O. Box 959 Valley Forge, PA 19482

Contact:	Michael N. Kilpatric
610-727-7118
mkilpatric@amerisourcebergen.com

AMERISOURCEBERGEN REPORTS

OPERATING MARGIN EXPANSION AND RECORD DILUTED EARNINGS PER SHARE

FOR THE SEPTEMBER QUARTER AND FISCAL YEAR 2003

Operating Revenue Grew 13 Percent in September Quarter and Fiscal Year 2003

VALLEY FORGE, PA, November 5, 2003 — AmerisourceBergen Corporation (NYSE:ABC) today reported record results for its fiscal fourth quarter and year ended September 30, 2003. The following results are presented in accordance with generally accepted accounting principles (GAAP).

Fiscal Fourth Quarter Highlights

•	Record diluted earnings per share of $1.04, including special charges of $0.01, up 21 percent.

•	Record net income of $119.5 million, up 26 percent.

•	Operating margin expansion of 9 basis points.

•	Record operating revenue of $11.7 billion, up 13 percent.

Fiscal Year 2003 Highlights

•	Record diluted earnings per share of $3.89, including special charges of $0.07, up 23 percent.

•	Record net income of $441.2 million, up 28 percent.

•	Record operating revenue of $45.5 billion, up 13 percent.

•	Operating margin expansion of 15 basis points.

“In our second full fiscal year as AmerisourceBergen, we built on last year’s momentum to deliver exceptional performance,” said R. David Yost, AmerisourceBergen’s Chief Executive Officer. “We achieved solid results across all of our businesses as we continued to enhance our role in the pharmaceutical supply channel. Double-digit operating margin expansion for the fiscal year was driven by strong, disciplined growth in operating revenue combined with record operating expense efficiency and a solid contribution from our recent acquisitions. This performance resulted in record operating income and excellent earnings per share growth.”

News Release

Discussion of Results

Diluted earnings per share for the fourth quarter of fiscal 2003 were $1.04, a 21 percent increase over the $0.86 in the prior year’s fourth quarter. Included in these results were special charges, net of tax, in the fourth quarter of fiscal 2003 of $1.5 million for facility consolidations and employee severance and a $2.3 million special charge, net of tax, in the same period of the previous fiscal year for merger integration activities. The earnings per share impact of the special charges was a decrease of $0.01 in the fourth quarter of fiscal 2003 and a decrease of $0.02 in the fourth quarter of fiscal 2002.

AmerisourceBergen’s operating revenue in the fourth quarter was $11.7 billion, a 13 percent increase over the $10.4 billion in the previous year’s fourth quarter. Bulk deliveries in the quarter decreased to $0.9 billion from $1.2 billion in the prior fiscal year’s fourth quarter, reflecting the conversion of bulk business into operating revenue earlier in fiscal 2003.

For fiscal year 2003, diluted earnings per share were $3.89, a 23 percent increase over the $3.16 reported last fiscal year. Special charges, net of tax, related to facility consolidations and employee severance and the retirement of debt in fiscal 2003 and merger costs in fiscal 2002 resulted in a net decrease in earnings per share of $0.07 and $0.13, respectively.

Operating revenue in fiscal 2003 increased 13 percent to $45.5 billion from $40.2 billion in the prior fiscal year. Bulk deliveries to customer warehouses decreased to $4.1 billion from $5.0 billion in the prior fiscal year, reflecting the impact of the conversion of bulk business to operating revenue in fiscal 2003.

“Our superior operating performance in fiscal 2003 resulted primarily from continued strong merger integration cost savings, excellent growth in our specialty pharmaceuticals business, contributions from recent acquisitions, and record operating performance in PharMerica,” said Kurt J. Hilzinger, AmerisourceBergen’s President and Chief Operating Officer.

“In pharmaceutical distribution, we continue to capture integration cost savings significantly ahead of schedule,” he continued. “During fiscal 2003, we consolidated six distribution centers, including one that had more than $1 billion in revenue, for a total of 13 consolidations since the merger. We also began construction of three new distribution centers during the year, with the first one scheduled to open in the summer of 2004. In fiscal 2004, we expect to consolidate three more of the existing distribution centers and break ground on an additional three new distribution centers. We continue to be on plan and on budget for completing the new distribution system within the next four years.”

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“In our PharMerica segment, continued focus on cost controls and operating practices drove operating margins in the September quarter to over 7 percent for the first time,” said Hilzinger. “Operating revenue in the fiscal fourth quarter of 2003 grew 6 percent over the same quarter in the prior fiscal year, as operating earnings growth continues to outpace revenue gains.”

Segment Review

AmerisourceBergen operates in two segments: Pharmaceutical Distribution (which includes AmerisourceBergen Drug Corporation and AmerisourceBergen Specialty Group) and PharMerica (which includes the long term care pharmacy and workers’ compensation businesses). Intersegment operating revenue of $211.2 million in the fourth quarter of fiscal 2003 from AmerisourceBergen Drug Corporation to PharMerica, which is included in the Pharmaceutical Distribution segment operating revenue, is eliminated for consolidated reporting purposes.

Pharmaceutical Distribution Segment

Operating revenue in the fourth quarter of fiscal 2003 increased to $11.5 billion compared with $10.2 billion in the fourth quarter of fiscal year 2002, a 13 percent increase.

Pharmaceutical Distribution customer mix in the fourth quarter of fiscal 2003 was 58 percent institutional and 42 percent retail. Operating revenue from institutional customers, which include mail order and alternate site facilities, hospitals and specialty pharmaceutical customers, continued to grow significantly faster than operating revenue from retail customers.

AmerisourceBergen Specialty Group, with annualized revenue of nearly $4 billion, continued its strong performance, building leadership positions in the distribution of products and services to physicians in numerous disease states, including oncology, as well as growing its manufacturer services businesses such as reimbursement consulting.

Gross profit as a percentage of operating revenue in the fourth quarter of fiscal 2003 was 3.86 percent, compared to 3.92 percent in the same period in the prior fiscal year. Gross margins were positively impacted by recent acquisitions, which offset in part the negative impacts of customer mix and the competitive environment.

Total operating expenses as a percentage of operating revenue in the fourth quarter of fiscal 2003 were 2.09 percent, an 11 basis point improvement over the same quarter last year, driven by customer mix, merger integration cost savings and operating efficiencies, offset in part by higher expense ratios within recent acquisitions.

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News Release

Operating margins (operating income as a percentage of operating revenue) expanded 5 basis points in the fourth quarter of fiscal 2003 to 1.77 percent compared to 1.72 percent in the fourth quarter of in the previous fiscal year.

PharMerica

PharMerica’s operating revenue for the fourth quarter of fiscal 2003 increased 6 percent to $408.4 million from $386.1 million in the previous year’s fourth quarter.

Operating margin expanded to a record 7.08 percent in the September quarter due primarily to cost control and improved operating practices.

Looking Ahead

“AmerisourceBergen’s long-term guidance is to grow operating revenue with the U.S. pharmaceutical market, which is currently expected to grow 10 percent to 13 percent through 2007, and grow annual earnings per share excluding special items at 15 percent or greater,” said Yost. “For the fiscal year ending September 30, 2004, we expect to grow operating revenue in line with the U.S. pharmaceutical market, which is expected to be at the lower end of the four-year range. With our disciplined approach to revenue growth, we expect to grow diluted earnings per share, excluding special items, for fiscal year 2004 at approximately 15 percent, within a range of $4.50 per share to $4.60 per share.”

Conference Call

The Company will host a conference call to discuss the results at 11:00 a.m. Eastern Standard Time on November 5, 2003. Participating in the conference call will be: R. David Yost, Chief Executive Officer; Kurt J. Hilzinger, President and Chief Operating Officer; and Michael D. DiCandilo, Senior Vice President and Chief Financial Officer.

To access the live conference call via telephone:

Dial in:	(888) 428-4478 from within the United States. No access code required or

(651) 291-0344 from outside the United States. No access code required.

To access the live webcast:

Go to the Quarterly Webcasts section on the Investor Relations page at http://www.amerisourcebergen.com.

A replay of the telephone call and webcast will be available from 3:00 p.m. EST on November 5, 2003 to 11:59 p.m. EST on November 12, 2003.

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To access the replay via telephone:

Dial in:	(800) 475-6701 from within the U.S., access code: 701428
(320) 365-3844 from outside the U.S., access code: 701428

To access the archived webcast:

Go to the Quarterly Webcasts section on the Investor Relations page at http://www.amerisourcebergen.com.

About AmerisourceBergen

AmerisourceBergen (NYSE:ABC) is the largest pharmaceutical services company in the United States dedicated solely to the pharmaceutical supply chain. It is the leading distributor of pharmaceutical products and services to the hospital market, physician’s offices, alternate care and mail order facilities, and independent and chain pharmacies. The Company is also a leader in the long term care pharmacy marketplace, the workers’ compensation fulfillment business and contract packaging for manufacturers. With more than $45 billion in annualized operating revenue, AmerisourceBergen is headquartered in Valley Forge, PA, and employs more than 14,000 people. AmerisourceBergen is ranked #24 on the Fortune 500 list and was ranked #6 in the 2003 Business Week 50, a list of the 50 best performing companies in the S & P 500. For more information, go to www.amerisourcebergen.com.

Forward-Looking Statements

This news release may contain certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may vary materially from the expectations contained in the forward-looking statements. Forward-looking statements may include statements addressing future financial and operating results of AmerisourceBergen and the benefits and other aspects of the 2001 merger between AmeriSource Health Corporation and Bergen Brunswig Corporation.

The following factors, among others, could cause actual results to differ materially from those described in any forward-looking statements: competitive pressures; the loss of one or more key customer relationships; customer insolvencies; changes in customer mix; changes in pharmaceutical manufacturers’ pricing and distribution policies; regulatory changes; changes in U.S. government policies; failure to integrate the businesses of AmeriSource and Bergen Brunswig successfully; failure to obtain and retain expected synergies from the merger of AmeriSource and Bergen Brunswig; and other economic, business, competitive, regulatory and/or operational factors affecting the business of AmerisourceBergen generally.

More detailed information about these factors is set forth in AmerisourceBergen’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for fiscal 2002.

AmerisourceBergen is under no obligation to (and expressly disclaims any such obligation to) update or alter any forward looking statements whether as a result of new information, future events or otherwise.

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AMERISOURCEBERGEN CORPORATION

FINANCIAL SUMMARY

(In thousands, except per share data)

(unaudited)

	Three Months Ended September 30, 2003	% of Operating Revenue	Three Months Ended September 30, 2002	% of Operating Revenue	% Change
Revenue:
Operating revenue	$11,733,254	100.00%	$10,357,502	100.00%	13%
Bulk deliveries to customer warehouses	906,329		1,243,418		-27%

Total revenue	12,639,583		11,600,920

Cost of goods sold	12,055,417		11,072,301		9%

Gross profit	584,166	4.98%	528,619	5.10%	11%

Operating expenses:
Distribution, selling and administrative	330,934	2.82%	314,184	3.03%	5%
Depreciation and amortization	20,313	0.17%	16,962	0.16%	20%
Facility consolidations and employee severance	2,426	0.02%	—	0.00%	N/A
Merger costs	—	0.00%	3,859	0.04%	N/A

Operating income	230,493	1.96%	193,614	1.87%	19%

Equity in losses of affiliates and other	457	0.00%	4,460	0.04%	N/A

Interest expense	34,726	0.30%	31,663	0.31%	10%

Income before taxes	195,310	1.66%	157,491	1.52%	24%

Income taxes	75,780	0.65%	62,531	0.60%	21%

Net income	$119,530	1.02%	$94,960	0.92%	26%

Earnings per share:
Basic	$1.07		$0.89
Diluted	$1.04		$0.86

Weighted average common shares outstanding:
Basic	111,503		106,225
Diluted	117,896		113,134

AMERISOURCEBERGEN CORPORATION

FINANCIAL SUMMARY

(In thousands, except per share data)

(unaudited)

	Fiscal Year Ended September 30, 2003	% of Operating Revenue	Fiscal Year Ended September 30, 2002	% of Operating Revenue	% Change
Revenue:
Operating revenue	$45,536,689	100.00%	$40,240,714	100.00%	13%
Bulk deliveries to customer warehouses	4,120,639		4,994,080		-17%

Total revenue	49,657,328		45,234,794

Cost of goods sold	47,410,169		43,210,320		10%

Gross profit	2,247,159	4.93%	2,024,474	5.03%	11%

Operating expenses:
Distribution, selling and administrative	1,284,132	2.82%	1,220,651	3.03%	5%
Depreciation and amortization	70,991	0.16%	61,151	0.15%	16%
Facility consolidations and employee severance	8,930	0.02%	—	0.00%	N/A
Merger costs	—	0.00%	24,244	0.06%	N/A

Operating income	883,106	1.94%	718,428	1.79%	23%

Equity in losses of affiliates and other	8,015	0.02%	5,647	0.01%	42%

Interest expense	144,744	0.32%	140,734	0.35%	3%

Loss on early retirement of debt	4,220	0.01%	—	0.00%	N/A

Income before taxes	726,127	1.59%	572,047	1.42%	27%

Income taxes	284,898	0.63%	227,106	0.56%	25%

Net income	$441,229	0.97%	$344,941	0.86%	28%

Earnings per share:
Basic	$4.03		$3.29
Diluted	$3.89		$3.16

Weighted average common shares outstanding:
Basic	109,513		104,935
Diluted	115,954		112,228

AMERISOURCEBERGEN CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

(unaudited)

	September 30, 2003	September 30, 2002	$ Change
ASSETS
Current assets:
Cash and cash equivalents	$800,036	$663,340	$136,696
Accounts receivable, net	2,295,437	2,222,156	73,281
Merchandise inventories	5,733,837	5,437,878	295,959
Prepaid expenses and other	29,208	26,263	2,945

Total current assets	8,858,518	8,349,637	508,881

Long-term assets	3,181,607	2,863,375	318,232

Total assets	$12,040,125	$11,213,012	$827,113

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$5,393,769	$5,367,837	$25,932
Current portion of long-term debt	61,430	60,819	611
Other current liabilities	800,903	670,861	130,042

Total current liabilities	6,256,102	6,099,517	156,585

Long-term debt, less current portion	1,722,724	1,756,494	(33,770)

Other liabilities	55,982	40,663	15,319

Stockholders’ equity	4,005,317	3,316,338	688,979

Total liabilities and stockholders’ equity	$12,040,125	$11,213,012	$827,113

AMERISOURCEBERGEN CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	Fiscal Year Ended September 30, 2003	Fiscal Year Ended September 30, 2002
Operating Activities:
Net income	$441,229	$344,941
Non-cash items	271,192	190,033
Changes in operating assets and liabilities	(357,606)	952

Net cash provided by operating activities	354,815	535,926

Investing Activities:
Capital expenditures	(90,554)	(64,159)
Cost of acquired companies, net of cash acquired	(111,981)	(136,223)
Other	726	(2,432)

Net cash used in investing activities	(201,809)	(202,814)

Financing Activities:
Net repayments under revolving credit and receivables securitization facilities	—	(37,000)
Net repayments of long-term debt	(38,989)	(23,119)
Exercise of stock options	42,564	101,509
Cash dividends on common stock	(10,995)	(10,500)
Other	(8,890)	1,712

Net cash (used in) provided by financing activities	(16,310)	32,602

Increase in cash and cash equivalents	136,696	365,714

Cash and cash equivalents at beginning of year	663,340	297,626

Cash and cash equivalents at end of year	$800,036	$663,340

AMERISOURCEBERGEN CORPORATION

SUMMARY SEGMENT INFORMATION

(dollars in thousands)

(unaudited)

	Three Months Ended September 30,
Operating Revenue	2003	2002	% Change
Pharmaceutical Distribution	$11,536,052	$10,172,674	13%
PharMerica	408,380	386,061	6%
Intersegment Eliminations	(211,178)	(201,233)	-5%

Operating revenue	$11,733,254	$10,357,502	13%

	Three Months Ended September 30,
Operating Income	2003	2002	% Change
Pharmaceutical Distribution	$204,025	$174,622	17%
PharMerica	28,894	22,851	26%
Merger costs, facility consolidations and employee severance	(2,426)	(3,859)	37%

Operating income	$230,493	$193,614	19%

Percentages of operating revenue:

Pharmaceutical Distribution
Gross profit	3.86%	3.92%
Operating expenses	2.09%	2.20%
Operating income	1.77%	1.72%

PharMerica
Gross profit	33.92%	33.71%
Operating expenses	26.84%	27.79%
Operating income	7.08%	5.92%

AmerisourceBergen Corporation
Gross profit	4.98%	5.10%
Operating expenses	3.01%	3.23%
Operating income	1.96%	1.87%

AMERISOURCEBERGEN CORPORATION

SUMMARY SEGMENT INFORMATION

(dollars in thousands)

(unaudited)

	Fiscal Year Ended September 30,
Operating Revenue	2003	2002	% Change
Pharmaceutical Distribution	$44,731,200	$39,539,858	13%
PharMerica	1,608,203	1,475,028	9%
Intersegment Eliminations	(802,714)	(774,172)	-4%

Operating revenue	$45,536,689	$40,240,714	13%

	Fiscal Year Ended September 30,
Operating Income	2003	2002	% Change
Pharmaceutical Distribution	$788,193	$659,208	20%
PharMerica	103,843	83,464	24%
Merger costs, facility consolidations and employee severance	(8,930)	(24,244)	63%

Operating income	$883,106	$718,428	23%

Percentages of operating revenue:

Pharmaceutical Distribution
Gross profit	3.85%	3.87%
Operating expenses	2.09%	2.20%
Operating income	1.76%	1.67%

PharMerica
Gross profit	32.69%	33.49%
Operating expenses	26.23%	27.83%
Operating income	6.46%	5.66%

AmerisourceBergen Corporation
Gross profit	4.93%	5.03%
Operating expenses	3.00%	3.25%
Operating income	1.94%	1.79%

AMERISOURCEBERGEN CORPORATION

EARNINGS PER SHARE

(In thousands, except per share data)

(unaudited)

Basic earnings per share is computed on the basis of the weighted average number of shares of common stock outstanding during the periods presented. Diluted earnings per share is computed on the basis of the weighted average number of shares of common stock outstanding during the period plus the dilutive effect of stock options. Additionally, the diluted earnings per share calculation considers the convertible subordinated notes as if converted and, therefore, the effect of interest expense related to those notes is added back to net income in determining income available to common stockholders.

	Three months ended September 30,		Fiscal year ended September 30,
	2003	2002	2003	2002
Net income	$119,530	$94,960	$441,229	$344,941
Interest expense - convertible subordinated notes, net of income taxes	2,518	2,481	9,997	9,922

Income available to common stockholders	$122,048	$97,441	$451,226	$354,863

Weighted average common shares outstanding - basic	111,503	106,225	109,513	104,935
Effect of dilutive securities:
Options to purchase common stock	729	1,245	777	1,629
Convertible subordinated notes	5,664	5,664	5,664	5,664

Weighted average common shares outstanding - diluted	117,896	113,134	115,954	112,228

Earnings per share:
Basic	$1.07	$0.89	$4.03	$3.29
Diluted	$1.04	$0.86	$3.89	$3.16